As filed with the Securities and Exchange Commission on February 6, 2015

Registration No. 333-_______________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HENNESSY ADVISORS, INC.

(Exact name of registrant as specified in its charter)

California	68-0176227
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7250 Redwood Blvd., Suite 200

Novato, California 94945

(415) 899-1555

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

With a copy to:
Neil J. Hennessy
Chief Executive Officer	Peter D. Fetzer
Hennessy Advisors, Inc.	Foley & Lardner LLP
7250 Redwood Blvd., Suite 200	777 East Wisconsin Avenue
Novato, California 94945	Milwaukee, Wisconsin 53202
(415) 899-1555	Telephone Number: (414) 271-2400
(Name, address, including zip code, and telephone number
including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b 2 of the Exchange Act.

Large Accelerated Filer	☐	Accelerated Filer	☐

Non-Accelerated Filer	☐	Smaller Reporting Company	☒

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock, no par value (2)	1,200,000 shares	$20.25	$24,300,000	$2,824

(1)	Estimated in accordance with Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), solely for purposes of calculating the registration fee, based on the average of the high and low sales prices of the common stock as reported on The NASDAQ Capital Market on February 3, 2015, which date was within five business days of the date of this filing.

(2)	The shares may be sold, from time to time, by the registrant, pursuant to the registrant’s Dividend Reinvestment and Stock Purchase Plan (the “Plan”). This registration statement shall also cover any additional shares of Common Stock that become issuable under the Plan by reason of any stock dividend or stock split or as the result of other anti-dilution provisions, pursuant to Rule 416 of the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS DATED FEBRUARY 6, 2015

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where this offer or sale is not permitted.

HENNESSY ADVISORS, INC.

Dividend Reinvestment and Stock Purchase Plan

1,200,000 Shares of Common Stock (no par value)

We offer to participants in our Dividend Reinvestment and Stock Purchase Plan an opportunity to purchase our common stock, no par value. The plan provides holders of shares of our common stock and new investors with a convenient and economical means of purchasing shares of our common stock. The plan offers:

•	automatic reinvestment of all or a portion of your cash dividends of Hennessy Advisors common stock in additional shares of our common stock,

•	for new investors, initial purchase of shares of our common stock,

•	for existing shareholders, purchase of additional shares of our common stock, and

•	“safekeeping” in book entry form of your shares at no cost.

We may issue up to 1,200,000 authorized but unissued or treasury shares of our common stock under the plan. This prospectus describes and constitutes the plan. Participants in the plan should retain this prospectus for future reference.

Our common stock is traded on The NASDAQ Capital Market under the symbol “HNNA.” On February 5, 2015, the NASDAQ Official Closing Price of our common stock was $20.40 per share.

You should not view the existence of the plan as a guaranty that we will continue to pay cash dividends on our common stock in the future. Our ability to pay future dividends, as well as the amount and timing of any such dividends, will depend on a number of factors, such as our ongoing capital requirements, regulatory limitations, our future operating results and financial condition, our anticipated future growth and general economic conditions.

To the extent required by applicable law in certain states, shares of common stock offered under the plan are offered only through Computershare Trust Company, N.A. or a registered broker-dealer in those states.

Investing in our common stock involves risks. Please read “Risk Factors” on page 2.

Set forth on pages 9 to 26 are the terms and conditions of the plan. Any future amendments to the plan will be effective immediately upon mailing of notice to participants.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is [ • ], 2015.

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36.	Are employees restricted in any way from purchasing and reselling shares acquired under the Plan?	24
37.	What happens if a participant sells or transfers all of the shares registered in his or her name other than shares credited to the participant’s account under the Plan?	25
38.	What happens if the Company declares a stock split, stock dividend or makes a rights offering?	25
39.	What are the responsibilities of the Company and the Plan administrator under the Plan?	25
40.	Who interprets and regulates the Plan?	25
41.	May the Plan be changed or terminated?	26
42.	Does the Plan offer safekeeping?	26
43.	May the Transfer Agent and Registrar change?	26

Unless we otherwise indicate or the context otherwise requires, references in this prospectus to “we,” “us,” “our” and “ours” refer collectively to Hennessy Advisors, Inc. and, if any, its subsidiaries.

This prospectus is a part of the registration statement that we filed with the Securities and Exchange Commission. You should read this prospectus together with the more detailed information regarding our company, our common stock and our financial statements and notes to those statements that appear elsewhere in this prospectus or that we incorporate in this prospectus by reference.

You should not consider any information in this prospectus or any prospectus supplement to be investment, legal or tax advice. You should consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding the investment in our common stock. We are not making any representation to you regarding the legality of an investment in our common stock by you under applicable investment or similar laws.

You should rely only on the information contained in, or incorporated by reference in, this prospectus and in any accompanying prospectus supplement. We have not authorized anyone to provide you with information different from that contained in, or incorporated by reference in, this prospectus. The common stock is not being offered in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the prospectus or prospectus supplement, as applicable.

-ii-

SUMMARY

This prospectus describes our Dividend Reinvestment and Stock Purchase Plan (the “Plan”). The Plan provides a simple and convenient method of reinvesting cash dividends paid on shares of our common stock and making optional cash investments in additional shares of our common stock. The Plan also provides us with the ability to sell our authorized but unissued shares of our common stock to participants and new investors, which will improve liquidity by providing additional funds for general corporate purposes. Please review this prospectus carefully and retain it for future reference.

The price of each share of our common stock purchased under the Plan will be the fair market value of our shares of common stock on the date of purchase, determined as provided in the Plan. You have no control over the price, and, in the case of shares of our common stock purchased or sold in the open market, the time at which such shares are purchased or sold for your account. You bear the market risk associated with fluctuations in the price of our common stock pending completion of a purchase or sale of such shares for your account.

We are not recommending that you buy or sell our common stock. You should invest in shares of our common stock through the Plan only after you have independently researched your investment decision.

If you have questions regarding the Plan, please write to the Plan administrator at the following address:

Computershare Trust Company, N.A.

P.O. Box 30170,

College Station, TX 77842-30170

You may also call the Plan administrator at 1-800-393-5809. An automated voice response system is available 24 hours a day, 7 days a week. Customer service representatives are available from 9:00 a.m. to 5:00 p.m., Eastern Time, Monday through Friday (except holidays). In addition, you may visit the Investor Centre on the Plan administrator’s website at www.computershare.com/investor. At this website, you can enroll in the Plan, obtain information and perform certain transactions on your Plan account.

You have the following investment options:

•	“Full Dividend Reinvestment”—If this option is elected, the Plan administrator will apply all cash dividends, less any withholding tax, on all shares of common stock then or subsequently registered in your name, and all cash dividends on all Plan shares, together with any optional cash payments, toward the purchase of additional Plan shares.

•	“Partial Dividend Reinvestment”—If this option is elected, the Plan administrator will pay to you cash dividends, less any withholding tax, on only the number of shares of common stock specified on the enrollment form and all remaining cash dividends, together with any optional cash payments, will purchase additional plan shares.

•	“All Dividends Paid in Cash (No Dividend Reinvestment)”—If this option is elected, the Plan administrator will not apply any dividends toward the purchase of shares of common stock.

If you return a properly executed enrollment form to the Plan administrator without electing an investment option, you will be enrolled as having selected the full dividend reinvestment option. If you do not submit an Enrollment Form, none of your cash dividends will be reinvested.

Our principal corporate offices are located at 7250 Redwood Boulevard, Suite 200, Novato, California 94945 and our telephone number is (415) 899-1555.

RISK FACTORS

Before you decide to participate in the Plan and invest in shares of our common stock, you should carefully consider the specific risks set forth under the caption “Risk Factors” included in our Annual Report on Form 10-K for the year ended September 30, 2014 and under the caption “Risk Factors” in any of our subsequent annual reports on Form 10-K and quarterly reports on Form 10-Q incorporated by reference in this prospectus. For more information, see “Available Information” and “Incorporation of Certain Documents by Reference.” We cannot assure you of a profit or protect you against a loss on the shares of our common stock that you purchase or sell under the Plan.

Risks Associated with Participation in Plan

In addition, there are risks associated with participation in the Plan. You will not know the price of the shares you are purchasing under the Plan at the time you authorize the investment or elect to have your dividends reinvested. The price of our common stock may fluctuate between the time you decide to purchase shares under the Plan and the time of actual purchase. In addition, during this time period, you may become aware of additional information that might affect your investment decision. If you instruct the Plan administrator to sell shares under the Plan, you will not be able to direct the time and price at which your shares are sold. The price of our shares may decline between the time you decide to sell shares and the time of actual sale. If you decide to withdraw from the Plan, the Plan administrator will continue to hold your shares unless you request to have your shares transferred to another account. If you request such a transfer, the market price of our shares may decline between the time you request such a transfer and the date such transfer is effective.

Risk of Change of Control

If our common stock owned by Neil J. Hennessy, our chairman of the board, chief executive officer and president, falls below 25% as a result of this offering, then under the Investment Advisors Act of 1940 and the Investment Company Act of 1940, we may be deemed to have experienced a change in control. A change in control will be deemed to constitute an assignment of the management agreements covering each of our mutual funds, which automatically terminates such management agreements. Therefore, new management agreements covering our mutual funds would have to be approved by the holders of the lesser of a majority of the outstanding shares of each mutual fund, or two-thirds of the shares voted, provided that at least a majority of the outstanding shares are voted.

If a change in control is deemed to have taken place, we expect the board of trustees that oversee our mutual funds to recommend that the mutual fund shareholders approve new management agreements with Hennessy Advisors covering each of our mutual funds. We cannot assure you that the requisite vote will be obtained. Any meeting of fund shareholders may be adjourned for a total of up to 150 days in order to obtain the required vote. If the shareholders of one or more of our mutual funds fail to approve the assignment after all adjournments, the board of trustees will be required to determine whether a different investment manager should be engaged to serve as investment manager for the fund. The board of trustees that oversee our mutual funds could also take other actions, such as closing a fund whose shareholders do not approve the new management agreement or merging that fund into one of our other mutual funds. If any of our mutual funds retains a new investment advisor or is closed following a change in control, we will lose the management agreement and any shareholder servicing agreement with that mutual fund, and may lose revenues if shareholders of a merged fund redeem their shares.

We will bear the cost of soliciting proxies for the meeting of shareholders of our mutual funds called to approve the new management agreements covering our mutual funds upon the potential change in control of Hennessy Advisors. We will pay these costs regardless of the outcome of the vote even though these costs will not result in any increase in our revenues or earnings.

THE COMPANY

We are a publicly traded investment management firm whose primary business activity is managing, servicing, and marketing our open-end mutual funds, the Hennessy Funds. We are committed to employing a consistent and repeatable investment process for the Hennessy Funds, combining time-tested stock selection strategies with a highly disciplined, team-managed approach, and to superior service to investors. Our goal is to provide products that investors can have confidence in, knowing their money is invested as promised, with their best interest in mind. We were founded on these principles over 25 years ago and the same principles guide us today.

We earn revenues primarily by providing investment advisory services to the Hennessy Funds and secondarily by providing shareholder services to some of the Hennessy Funds. Investment advisory services include managing the composition of each fund’s portfolio (including the purchase, retention, and disposition of portfolio securities in accordance with the fund’s investment objectives, policies, and restrictions), conducting investment research, monitoring compliance with each fund’s investment restrictions and applicable laws and regulations, overseeing service providers (including sub-advisors), maintaining an in-house public relations and marketing program for each of the funds, preparing and distributing regulatory reports, and overseeing distribution through third party financial intermediaries. Shareholder services include maintaining an “800” number that the current investors of the Hennessy Funds may call to ask questions about the funds or their accounts, or to get help with processing exchange and redemption requests or changing account options. The fees we receive for investment advisory and shareholder services are calculated as a percentage of the average daily net asset values of the eligible Hennessy Funds. Accordingly, our revenues increase or decrease as our average assets under management increase or decrease, respectively.

We have delegated our day-to-day responsibilities to sub-advisors to manage the portfolio composition of six of the Hennessy Funds that we purchased through asset purchases. In exchange for sub-advisor services, we pay a sub-advisor fee to each sub-advisor out of our own assets, which is calculated as a percentage of the average daily net asset values of the sub-advised funds. Accordingly, the sub-advisor fees we pay increase or decrease as our average assets under management increases or decreases, respectively.

Our average assets under management for the fiscal years ended September 30, 2013 and 2014 were $3.3 billion and $4.8 billion, respectively. As of the end of September 30, 2014, our total assets under management were $5.5 billion, an increase of 1,372% from $374 million as of the end of our first fiscal year as a public company, which was September 30, 2002.

We pursue a growth strategy through two distinct efforts: organic growth through our marketing and sales efforts and growth through strategic purchases of management-related assets.

Historical Timeline

1989	In February, we were founded as a California corporation under our previous name, Edward J. Hennessy, Inc., and registered as a broker-dealer with the National Association of Securities Dealers (now known as the Financial Industry Regulatory Authority).

1996	In March, we launched our first mutual fund, the Hennessy Balanced Fund.

1998	In July, we launched our second mutual fund, the Hennessy Total Return Fund.

2000	In June, we successfully completed our first asset purchase by purchasing the assets related to the management of two funds previously managed by Netfolio, Inc. (formerly known as O’Shaughnessy Capital Management, Inc.), named the O’Shaughnessy Cornerstone Growth Fund and O’Shaughnessy Cornerstone Value Fund, which are now called the Hennessy Cornerstone Growth Fund and the Hennessy Cornerstone Value Fund. The amount of the purchased assets as of the closing date totaled approximately $197 million.

2002	In May, we successfully completed a self-underwritten initial public offering of our stock by raising $5.7 million at a split adjusted price of $2.97 (HNNA.OB) and changed our firm name to Hennessy Advisors, Inc. Our assets under management at the time of our initial public offering were $358 million.

2003	In September, we purchased the assets related to the management of a fund previously managed by SYM Financial Corporation, named the SYM Select Growth Fund, and reorganized the assets of such fund into the Hennessy Cornerstone Mid Cap 30 Fund. The amount of the purchased assets as of the closing date was approximately $35 million.

2004	In March, we purchased the assets related to the management of five funds previously managed by Lindner Asset Management, Inc. and reorganized the assets of such funds into four of our existing Hennessy Funds. The amount of the purchased assets as of the closing date totaled approximately $301 million.

2005	In July, we purchased the assets related to the management of a fund previously managed by Landis Associates LLC, named The Henlopen Fund, and changed the fund name to the Hennessy Cornerstone Growth, Series II Fund. The amount of the purchased assets as of the closing date was approximately $299 million.

2007	In November, we launched the Hennessy Micro Cap Growth Fund, LLC, a non-registered private pooled investment fund.

2009	In March, we purchased the assets related to the management of two funds previously managed by RBC Global Asset Management (U.S.) Inc., named the Tamarack Large Growth Fund and the Tamarack Value Fund, and reorganized the assets of such funds into the Hennessy Cornerstone Large Growth Fund and the Hennessy Large Value Fund, respectively. In conjunction with the completion of the transaction, RBC Global Asset Management (U.S.) Inc. became the sub-advisor to the Hennessy Large Value Fund. The amount of the purchased assets as of the closing date totaled approximately $158 million.

In September, we purchased the assets related to the management of two funds previously managed by SPARX Investment & Research, USA, Inc. and sub-advised by SPARX Asset Management Co., Ltd., named the SPARX Japan Fund and the SPARX Japan Smaller Companies Fund, which are now called the Hennessy Japan Fund and the Hennessy Japan Small Cap Fund, respectively. In conjunction with the completion of the transaction, SPARX Asset Management Co., Ltd. became the sub-advisor to the Hennessy Japan Fund and the Hennessy Japan Small Cap Fund. The amount of the purchased assets as of the closing date totaled approximately $74 million.

2011	In October, we reorganized the assets of the Hennessy Cornerstone Growth, Series II Fund into the Hennessy Cornerstone Growth Fund.

2012	In October, we purchased the assets related to the management of ten funds previously managed by FBR Fund Advisers (the “FBR Funds”). We reorganized the assets of three of such funds into our existing Hennessy Funds and changed the fund names of the other seven funds to become part of our product offerings. In conjunction with the completion of the transaction, Broad Run Investment Management, LLC became the sub-advisor to the Hennessy Focus Fund; Financial Counselors, Inc. became the sub-advisor to the Hennessy Equity and Income Fund (fixed income sleeve) and the Hennessy Core Bond Fund; and The London Company of Virginia, LLC became the sub-advisor to the Hennessy Equity and Income Fund (equity sleeve). The amount of the purchased assets as of the closing date was approximately $2.2 billion. Immediately following completion of the purchase, we managed 16 Hennessy Funds, our total assets under management were approximately $3.1 billion and our total number of shareholders was approximately 180,000.

In December, we closed the Hennessy Micro Cap Growth Fund, LLC.

2013	In September, we surpassed $4 billion of assets under management.

2014	In April, our common stock began trading on The NASDAQ Capital Market.

In May, we surpassed $5 billion of assets under management.

2015	In February, we surpassed $6 billion of assets under management.

Product Information

We manage 16 mutual funds that have each been categorized as a Domestic Equity product, Balanced and Fixed Income product, or Sector and Specialty product, as shown below:

The Hennessy Funds' Family

Domestic Equity	Balanced and Fixed Income	Sector and Specialty

Hennessy Cornerstone Growth Fund	Hennessy Equity and Income Fund	Hennessy Gas Utility Index Fund

Hennessy Focus Fund	Hennessy Balanced Fund	Hennessy Small Cap Financial Fund

Hennessy Cornerstone Mid Cap 30 Fund	Hennessy Core Bond Fund	Hennessy Large Cap Financial Fund

Hennessy Cornerstone Large Growth Fund		Hennessy Technology Fund

Hennessy Cornerstone Value Fund		Hennessy Japan Fund

Hennessy Large Value Fund		Hennessy Japan Small Cap Fund

Hennessy Total Return Fund

Domestic Equity Funds

Seven of the Hennessy Funds are categorized as a Domestic Equity product. Of those seven funds, five utilize a quantitative investment strategy and two are actively managed, but they all employ a highly disciplined, team-managed approach to investing. Following is a brief description of the investment objectives of the Hennessy Funds in the Domestic Equity product category:

•	Hennessy Cornerstone Growth Fund (investor class symbol HFCGX and institutional class symbol HICGX). The Hennessy Cornerstone Growth Fund seeks long-term growth of capital by investing in growth-oriented common stocks using a highly-disciplined, purely quantitative formula.

•	Hennessy Focus Fund (investor class symbol HFCSX and institutional class symbol HFCIX). The Hennessy Focus Fund seeks capital appreciation by employing a fundamental, bottom-up investment approach that concentrates the fund’s holdings in companies most attractive to its portfolio managers.

•	Hennessy Cornerstone Mid Cap 30 Fund (investor class symbol HFMDX and institutional class symbol HIMDX). The Hennessy Cornerstone Mid Cap 30 Fund seeks long-term growth of capital by investing in mid-capitalization, growth-oriented companies using a highly disciplined, purely quantitative formula.

•	Hennessy Cornerstone Large Growth Fund (investor class symbol HFLGX and institutional class symbol HILGX). The Hennessy Cornerstone Large Growth Fund seeks long-term growth of capital by investing in growth-oriented common stocks of larger companies using a highly disciplined, purely quantitative formula.

•	Hennessy Cornerstone Value Fund (investor class symbol HFCVX and institutional class symbol HICVX). The Hennessy Cornerstone Value Fund seeks total return, consisting of capital appreciation and current income, by investing in larger, dividend-paying companies using a highly disciplined, purely quantitative formula.

•	Hennessy Large Value Fund (investor class symbol HLVFX and institutional class symbol HLVIX). The Hennessy Large Value Fund seeks long-term growth of capital and current income by investing in common stock that are considered to be undervalued.

•	Hennessy Total Return Fund (investor class symbol HDOGX). The Hennessy Total Return Fund seeks total return, consisting of capital appreciation and current income, by investing in a combination of large, dividend-yielding companies and fixed income.

Balanced and Fixed Income Funds

Three of the Hennessy Funds are categorized as a Balanced and Fixed Income product. Of those three funds, one utilizes a quantitative investment strategy and two are actively managed. These funds follow a more conservative investment strategy focused on generating income and providing an alternative to mutual funds containing only equity stocks. Following is a brief description of the investment objectives of the Hennessy Funds in the Balanced and Fixed Income product category:

•	Hennessy Equity and Income Fund (investor class symbol HEIFX and institutional class symbol HEIIX). The Hennessy Equity and Income Fund seeks long-term capital growth and current income by investing in stocks, bonds, and other fixed income securities designed to provide a balanced portfolio with broad market exposure and low volatility.

•	Hennessy Balanced Fund (investor class symbol HBFBX). The Hennessy Balanced Fund seeks capital appreciation and current income, by investing in a combination of large, dividend-yielding companies and fixed income.

•	Hennessy Core Bond Fund (investor class symbol HCBFX and institutional class symbol HCBIX). The Hennessy Core Bond Fund seeks current income with capital growth as a secondary objective by investing in fixed income securities.

Sector and Specialty Funds

Six of the Hennessy Funds are categorized as a Sector and Specialty product. Of those six funds, one is designed as an index fund and the other five are actively managed, but they all focus on a niche sector of the stock market. Following is a brief description of the investment objectives of the Hennessy Funds in the Sector and Specialty product category:

•	Hennessy Gas Utility Index Fund (investor class symbol GASFX). The Hennessy Gas Utility Index Fund seeks income and capital appreciation by investing in the companies that deliver natural gas and are members of the American Gas Association (“AGA”).

•	Hennessy Small Cap Financial Fund (investor class symbol HSFNX and institutional class symbol HISFX). The Hennessy Small Cap Financial Fund seeks capital appreciation by investing in small capitalization companies principally engaged in the business of providing financial services to consumers and industry.

•	Hennessy Large Cap Financial Fund (investor class symbol HLFNX). The Hennessy Large Cap Financial Fund seeks capital appreciation by investing in large capitalization companies principally engaged in the business of providing financial services to consumers and industry.

•	Hennessy Technology Fund (investor class symbol HTECX and institutional class symbol HTCIX). The Hennessy Technology Fund seeks capital appreciation by investing in companies principally engaged in the research, design, development, manufacturing or distribution of products or services in the technology industry.

•	Hennessy Japan Fund (investor class symbol HJPNX and institutional class symbol HJPIX). The Hennessy Japan Fund seeks long-term capital appreciation by investing in securities of Japanese companies regardless of market capitalization.

•	Hennessy Japan Small Cap Fund (investor class symbol HJPSX). The Hennessy Japan Small Cap Fund seeks long-term capital appreciation by investing in securities of smaller Japanese companies, defined as those with market capitalizations in the bottom 15% of all Japanese companies.

Cautionary Statement Regarding Forward-Looking Statements

This prospectus and the documents incorporated by reference into it contain “forward-looking statements” within the meaning of the securities laws, for which we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. In some cases, forward-looking statements can be identified by terminology such as “expect,” “anticipate,” “intend,” “may,” “plan,” “will,” “should,” “could,” “would,” “assume,” “believe,” “estimate,” “predict,” “potential,” “project,” “continue,” “seek,” and similar expressions, as well as statements in future tense. We have based these forward-looking statements on our current expectations and projections about future events, based on information currently available to us. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or means by, which such performance or results will be achieved.

Our business activities are affected by many factors, including, without limitation, redemptions by mutual fund shareholders, general economic and financial conditions, movement of interest rates, competitive conditions, industry regulation, fluctuation in the stock market, and others, many of which are beyond the control of our management. Further, the business and regulatory environments in which we operate remain complex, uncertain, and subject to change. We expect that such regulatory requirements and developments will cause us to incur additional administrative and compliance costs. In addition, uncertainties regarding economic stabilization and improvement remain for the foreseeable future. As we continue to confront the challenges of the current economic and regulatory environments, we remain focused on the investment performance of the Hennessy Funds and on providing high-quality customer service to investors.

The success of our strategies to address the challenges of the current economic and regulatory environments may be influenced by the factors discussed in the section entitled “Risk Factors” in this prospectus. Statements regarding such strategies and the following subjects are forward-looking by their nature:

•	our business strategy, including our ability to identify and complete future asset purchases;

•	market trends and risks;

•	our assumptions about changes in the market place, especially with the volatility in the global and U.S. financial markets;

•	our ability to maintain and grow our distribution channels on which we depend; and

•	our ability to retain the mutual fund assets we currently manage.

Forward-looking statements are subject to risks, uncertainties, and assumptions, including those described in the section entitled “Risk Factors” and elsewhere in this prospectus and other documents incorporated by reference herein that could cause actual performance or results to differ substantially from those expressed in or suggested by the forward-looking statements. Management does not assume responsibility for the accuracy or completeness of these statements. There is no regulation requiring an update of any of the forward-looking statements after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

THE PLAN

The following are the terms and conditions of the Plan set forth as a series of questions and answers:

PURPOSES AND DESCRIPTION

1.	What are the purposes of the Plan?

The purpose of the Plan is to offer a convenient and simple method for our shareholders and U.S. residents who are not holders of our common stock to purchase shares of our common stock and to reinvest cash dividends paid on our common stock without payment of any brokerage commission. Participants in the Plan may have all or any portion of their cash dividends automatically reinvested in shares of our common stock. Participants may also elect to make optional cash purchases through the Plan administrator.

The Plan is primarily intended to benefit long-term investors who want to increase their investment in our common stock and not for the benefit of individuals or institutions which engage in short-term trading activities that could cause aberrations in the overall trading volume of our common stock. We reserve the right to modify, suspend or terminate participation in this Plan by otherwise eligible common shareholders in order to eliminate practices that are not consistent with the purposes of the Plan. We may also use the Plan to raise additional capital through the direct sale of shares of our common stock to shareholders or new investors, who, in connection with any resales of such shares, may be deemed to be underwriters. Our ability to waive limitations applicable to the amounts that participants may invest pursuant to the optional cash purchase feature of the Plan will allow for these sales to raise additional capital.

Participation in the Plan is voluntary, and we give no advice regarding your decision to join, or withdraw from, the Plan. Participation in the Plan may begin or terminate at any time. However, if you decide to participate, Enrollment Forms are available, and may be completed, online. You can access these services through the Plan administrator’s website, www.computershare.com/investor.

Under the Plan, the acquired shares will be purchased through open market purchases or directly from us and will be either authorized but unissued shares or shares held in treasury. These sales of shares by the Company will provide additional funds to the Company. We intend to use the proceeds of such sales for general corporate purposes, including funding additional asset growth.

2.	What investment options are available under the Plan?

You have the following investment options:

Once enrolled in the Plan, you may purchase our common stock through the following investment options:

Dividend Reinvestment Options. The Enrollment Form allows you to choose one of the two dividend options listed below regarding your dividends. If you return an Enrollment Form and do not otherwise specify your choice on the Enrollment Form, your account will automatically be set up for full dividend reinvestment. You can change your reinvestment decision at any time by notifying the Plan administrator. Your dividend options under the Plan are:

Full Dividend Reinvestment: The cash dividends, minus any withholding tax, on all shares in your account will automatically be fully reinvested in additional shares of common stock on the dividend payment date, or Dividend Payment Date, which is generally on or about the tenth business day in March, June, September and December.

Partial Dividend Reinvestment: This option allows you to receive a check or electronic deposit of cash dividends, minus any withholding tax, based on a specific number of shares held in your account. The cash dividend on the remaining shares, minus any withholding tax, will be reinvested in additional shares of common stock on the Dividend Payment Date. This option allows you to receive a fixed amount of cash each quarter (assuming we continue to pay dividends).

If you do not submit an Enrollment Form, none of your cash dividends will be reinvested. You will receive a check or electronic deposit for the full amount of cash dividends, minus any withholding tax, paid on the shares held in your Plan account.

Cash dividends are paid on common stock when and as declared by our Board of Directors, generally on a quarterly basis. Subject to the availability of shares of our common stock registered for issuance under the Plan, there is no limitation on the amount of dividends you may reinvest under the dividend reinvestment program.

Stock Purchase Option. You can purchase our shares of common stock by using the Plan’s optional cash purchase feature. To purchase shares using this feature, you must invest at least $50 at any one time (at least $250 for an initial investment if you are not already a shareholder), but you cannot invest more than $10,000 monthly. However, we may, at our discretion, waive the maximum limit. See Question 16 for more information on requests for a waiver of these limitations. Any optional cash purchase of less than $50 (or less than $250 for an initial investment if you are not already a shareholder) and the portion of any optional cash purchase or investments totaling more than $10,000 monthly, except for optional cash purchases made pursuant to a waiver request granted by us, will be returned to you without interest. You have no obligation to make any optional cash purchases under the Plan.

Purchases of our shares of common stock made with initial cash purchases and with optional cash purchases will begin on an investment date, or Investment Date, which will be the first trading day of each month. Shares issued and sold by us will be credited on the Investment Date.

You may elect to make optional cash payments by check or through automatic deductions from your bank account. You may make optional cash purchases each month even if dividends on your shares are not being reinvested and even if a dividend has not been declared. You may, but are not required to, enroll any shares of common stock purchased through the Plan into the dividend reinvestment program. (To designate these shares for participation in the dividend reinvestment program, make the appropriate election on the enrollment form described in Question 8).

3.	What are the advantages of the Plan?

The advantages of the Plan include the following:

(a) You do not pay brokerage commissions, fees or service charges in connection with purchases of shares of our common stock under the Plan with reinvested dividends or for participating in the Plan. There are nominal fees associated with optional cash investments.

(b) Computershare, which is acting as custodian for shares acquired under the Plan, or any successor custodian, or a nominee for the custodian or the participants under the Plan, holds the shares purchased under the Plan in its name, and credits the shares purchased under the Plan to a separate account for each participant. This relieves you, as a participant in the Plan, of the responsibility for the safekeeping of multiple certificates for shares purchased, and it protects you against loss, theft, or destruction of stock certificates.

(c) Computershare will furnish to you a statement for your Plan account after each transaction (that is, the purchase, sale, withdrawal, or transfer of shares), to simplify your recordkeeping.

(d) The purchase price for shares of common stock purchased directly from us through reinvestment of dividends, optional cash payments and initial investments may be issued at a discount from the market price. We may at our discretion at any time establish or remove a discount rate ranging from 1% to 5%. As of the date of this prospectus, we do not anticipate offering a discount rate.

(e) Full investment of funds is possible under the Plan because the Plan permits fractions of shares, as well as full shares, to be credited to your account. You are credited with dividends on both the full and fractional shares held under the Plan.

4.	Are there disadvantages to investing under the Plan?

Disadvantages of the Plan include the following:

(a) You have no control over the price, and, in the case of shares of our common stock purchased or sold in the open market, the time at which such shares are purchased or sold for your account depending on the method of sale you choose. You bear the market risk associated with fluctuations in the price of shares of our common stock pending completion of a purchase or sale of such shares for your account, including that the purchase price may exceed the price of acquiring shares of our common stock (including transaction costs) on the open market at any particular time on the related Investment Date.

(b) No interest will be paid on funds held for you pending investment under the Plan.

(c) All shares purchased under the Plan, whether through dividend reinvestment or optional cash payment, are purchased at the fair market value of our shares of common stock on the date of purchase. The fair market value of shares purchased under the Plan will be the closing price of our common stock as reported on the NASDAQ for each date on which shares are purchased under the Plan (except for those shares acquired pursuant to a request for waiver or shares purchased on the open market). As a result, you will not know the actual purchase price per share or the number of shares you will purchase, until the actual date of purchase.

(d) As of the date of this prospectus, we do not anticipate offering a discount rate. However, if we do offer a discount in the future, we may adjust the discount from the market price of shares of our common stock at our sole discretion at any time. The granting of a discount for one month or quarter, as applicable, will not ensure the availability of a discount or the same discount in future months or quarters, respectively.

(e) If you request the Plan administrator to sell shares from your Plan account, the Plan administrator will deduct a service fee and processing fees from the proceeds of the sale. Such sales of shares for participants are generally irrevocable and will be made at market prices at the time of sale. You may not be able to control the timing of such sales or the prices at which you are willing to sell your shares depending on the method of sale you choose.

(f) To sell your shares through a broker of your choice, you must first arrange for your broker to request the shares be electronically delivered to them. The Plan administrator will promptly process your instructions, but you should leave ample time for the transfer of shares to your broker. You may incur brokerage charges for sales made through your broker.

(g) Your participation in the dividend reinvestment program will result in you being treated, for federal income tax purposes, as having received a distribution equal to the cash dividend reinvested. These distributions will be taxable as dividends to the extent of our earnings and profits, and may give rise to a liability for the payment of income tax without providing you with the immediate cash to pay the tax when it becomes due.

(h) If you elect to make an optional cash purchase and a discount from the open market is applied (as described in Question 20 below), you will be treated, for federal income tax purposes, as having received a distribution equal to the excess, if any, of the fair market value of the shares of common stock on the purchase date over the amount of your optional cash payment. These distributions will be taxable as dividends to the extent of our earnings and profits, and may give rise to a liability for the payment of income tax without providing you with the immediate cash to pay the tax when it becomes due.

(i) You cannot pledge our common stock deposited in your Plan account until the shares are withdrawn from the Plan.

(j) Although there is no enrollment or purchase related brokerage or transaction fees, there will be a $2.50 per occurrence charge for recurring ACH payments and a $5.00 per occurrence charge for non-recurring ACH and check payments.

5.	Who is eligible to participate in the Plan?

The Plan is open to all investors. See Questions 33 and 36 for potential limitations on participation in the Plan. You may enroll in the Plan through the plan administrator’s website (www.computershare.com/investor) or by completing an Enrollment Form and returning it to the plan administrator.

Your participation in the Plan is entirely voluntary, and you may terminate your participation at any time.

If you are a beneficial owner of our common stock, you must either become a registered holder by having such shares registered in your own name or instruct your broker, bank or other nominee in whose name your shares are held to participate in the Plan on your behalf.

Your right to participate in the Plan is not transferable to another person apart from a transfer of your underlying shares of our common stock.

We reserve the right to exclude from participation in the Plan persons who utilize the Plan to engage in short-term trading activities which cause aberrations in the trading volume of our common stock. We reserve the right to modify, suspend or discontinue participation in the Plan by otherwise eligible holders or beneficial owners of our common stock in order to eliminate practices which are not consistent with the purposes of the Plan.

Shareholders who reside in jurisdictions in which it is unlawful for us to permit their participation are not eligible to participate in the Plan.

ADMINISTRATION

6.	Who administers the Plan?

We will rely on an unaffiliated third party to administer the Plan, keep records, send statements of account activity to participants and perform other duties related to the Plan. Computershare Trust Company, N.A. (“Computershare”), presently serves as the Plan administrator and Computershare Inc. acts as its service agent under the Plan. We may substitute another agent in place of the current Plan administrator at any time. You will be notified promptly of any such substitution.

If you have questions regarding the Plan, please write to the Plan administrator at the following address:

Computershare Trust Company, N.A.

P.O. Box 30170,

College Station, TX 77842-30170

You may also call the Plan administrator at 1-800-393-5809. An automated voice response system is available 24 hours a day, 7 days a week. Customer service representatives are available from 9:00 a.m. to 5:00 p.m., Eastern Time, Monday through Friday (except holidays).

In addition, you may visit the Investor Centre on the Plan administrator’s website at www.computershare.com/investor. At this website, you can enroll in the Plan, obtain information and perform certain transactions on your Plan account.

Be sure to include your name, address, daytime phone number, account number and a reference to Hennessy Advisors, Inc. on all correspondence.

PARTICIPATION AND ENROLLMENT

7.	Are there limitations on participation in the Plan other than those described above?

Foreign Law Restrictions. You may not participate in the Plan if it would be unlawful for you to do so in the jurisdiction where you are a citizen or reside. If you are a citizen or resident of a country other than the United States, you should confirm that by participating in the Plan you will not violate local laws governing, among other things, taxes, currency and exchange controls, stock registration and foreign investments.

Exclusion from Plan for Short-Term Trading or Other Practices. You should not use the Plan to engage in short-term trading activities that could change the normal trading volume of our common stock. If you do engage in short-term trading activities, we may prevent you from participating in the Plan. We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible holders of shares of our common stock in order to eliminate practices which we determine, in our sole discretion, are not consistent with the purposes or operation of the Plan or which may adversely affect the price of our common stock.

Restrictions at Our Discretion. In addition to the restrictions described above, we reserve the right to prevent you from participating in the Plan for any other reason. We have the sole discretion to exclude you from or terminate your participation in the Plan.

8.	What does the Enrollment Form provide?

The Enrollment Form appoints the Plan administrator as your agent and directs us to pay to the Plan administrator, on the applicable record date, the cash dividends on your common stock that are enrolled in the dividend reinvestment program, including all whole and fractional shares of common stock that are subsequently credited to your plan account, as they are added with each reinvestment or optional cash purchase designated for reinvestment. These cash dividends with respect to shares enrolled in the dividend reinvestment program will be automatically reinvested by the Plan administrator in common stock. Any remaining cash dividends with respect to shares not enrolled in the dividend reinvestment program will be paid directly to you.

Additionally, the Enrollment Form directs the Plan administrator to purchase common stock with your optional cash payments, if any, and whether to enroll all or none of such purchased shares in the dividend reinvestment portion of the Plan.

The Enrollment Form provides for the following investment options:

•	“Full Dividend Reinvestment”—If this option is elected, the Plan administrator will apply all cash dividends, less any withholding tax, on all shares of common stock then or subsequently registered in your name, and all cash dividends on all Plan shares, together with any optional cash payments, toward the purchase of additional Plan shares.

•	“Partial Dividend Reinvestment”—If this option is elected, the Plan administrator will pay to you cash dividends, less any withholding tax, on only the number of shares of common stock specified on the enrollment form and all remaining cash dividends, together with any optional cash payments, will purchase additional plan shares.

•	“All Dividends Paid in Cash (No Dividend Reinvestment)”—If this option is elected, the Plan administrator will not apply any dividends toward the purchase of shares of common stock.

If you return a properly executed enrollment form to the Plan administrator without electing an investment option, you will be enrolled as having selected the full dividend reinvestment option. If you do not submit an Enrollment Form, none of your cash dividends will be reinvested.

You may select any one of the options desired, and the designated options will remain in effect until you specify otherwise by indicating a different option on a new Enrollment Form, by withdrawing some or all shares from the Plan in favor of receiving cash dividends or in order to sell your common stock, or until the Plan is terminated. You may change your reinvestment election at any time by submitting a revised Enrollment Form to the Plan administrator or by accessing your account online at (www.computershare.com/investor). To be effective with respect to a particular dividend, any such change must be received by the Plan administrator before the record date for that dividend.

To arrange to have your dividends directly deposited into your designated bank account, you must complete and return an Authorization for Electronic Deposit form. You may request an authorization form by calling the Plan administrator at 1-800-393-5809, or you may authorize the direct deposit of dividends when you enroll in the Plan online, or access your account online at www.computershare.com/investor.

OPTIONAL CASH PAYMENTS

9.	How does the optional cash payment feature work under the Plan?

While you are enrolled in the Plan, the minimum additional cash payment is $50 ($250 if the cash payment is for the initial purchase of Hennessy Advisors, Inc. common stock). The maximum aggregate amount of any optional cash payments that you may deliver to the Plan administrator during any calendar month may not exceed $10,000. Any additional amount that you may invest at any time through your participation in the dividend reinvestment feature under the Plan does not count toward either the minimum or the maximum permissible investment amount under the optional cash payment feature.

From time to time we may accept requests for waiver of the maximum optional cash payments and initial investments in excess of $10,000. As further explained in Question 16, you may call us at 1-800-241-5955 to inquiry whether we are accepting waiver requests. If we are accepting waiver requests and we approve your request, your optional cash purchase or initial investment, as applicable, may exceed $10,000. See the section titled “Optional Cash Payments and Initial Investments in Excess of $10,000 – Request for Waiver” for more information.

If the Plan administrator receives an optional cash payment of less than $50 ($250 if the cash payment is for the initial purchase of Hennessy Advisors, Inc. common stock), then the Plan administrator will return the cash payment to you without interest. If the Plan administrator receives an optional cash payment that is more than $10,000 or receives multiple cash payments totaling more than $10,000 in any calendar month and we are not accepting requests for waivers or your request for waiver has not been granted by us, then the Plan administrator will return the amount that is in excess of $10,000 to you without interest.

If you enroll initially in the Plan with both the dividend reinvestment and optional cash payment features (which is automatically the case if you are currently enrolled in the Plan), then you may choose at any time in the future to terminate the dividend reinvestment feature on all or a portion of your shares. If you maintain your participation in the Plan without the dividend reinvestment feature, then the only way you may purchase additional shares through the Plan is by means of optional cash payments.

An optional cash payment may be made by authorizing an individual automatic deduction from your bank account online through Investor Centre or by sending a check to the Plan administrator for each optional cash purchase. If you choose to submit a check, be sure to use the contribution form that appears on your Plan statement, and mail it to the Plan administrator at the applicable address provided on the contribution form. The Plan administrator will not accept cash, traveler’s checks, money orders or third-party checks.

The Plan administrator must receive optional cash payments no later than the business day before the Investment Date for those investments to be invested in our shares of common stock beginning on the Investment Date. Otherwise, the Plan administrator may hold those funds and invest them beginning on the next Investment Date. No interest will be paid on funds held by the Plan administrator pending investment. Accordingly, you may wish to transmit any optional cash purchases so that they reach the Plan administrator shortly — but not less than one (1) business day before the Investment Date. This will minimize the time period during which your funds are not invested. Participants have an unconditional right to obtain the return of any cash payment up to three business days prior to the Investment Date by sending a written request to the Plan administrator.

Alternatively, if you wish to make regular monthly optional cash purchases, you may authorize automatic deductions from your bank account. This feature enables you to make ongoing investments in an amount that is comfortable for you, without having to write a check.

To initiate automatic monthly deductions, you must complete and sign a Direct Debit Authorization form and return it to the Plan administrator together with a voided blank check or a deposit form for the account from which funds are to be drawn. Direct Debit Authorization forms may be obtained from the Plan administrator. You may also initiate automatic monthly investments by accessing your account online at www.computershare.com/investor. Forms will be processed and become effective as promptly as practicable; however, you should allow four to six weeks for the first investment to be initiated using the automatic investment feature.

Once your automatic monthly investment is initiated, funds will be drawn from the designated bank account on the 26th day of each month (or the next banking business day if the 26th day is not a banking business day). Participants may change their automatic monthly investment by completing and submitting to the Plan administrator a new Direct Debit Authorization form or by accessing their account online at www.computershare.com/investor. To be effective with respect to a particular Investment Date, however, the new instructions must be received by the Plan administrator at least six (6) business days prior to such Investment Date. Automatic deductions will continue indefinitely until you notify the Plan administrator in writing or online that the automatic deductions are to stop. Employees and Affiliates (as defined in Question 36) must comply with the restrictions set forth in Question 36.

There is a $2.50 charge for each recurring ACH payment and a $5.00 charge for each non-recurring ACH and check payment.

Subject to the limitations described in the preceding paragraphs, the Plan administrator will use any optional cash payments that you may deliver to the Plan administrator during any calendar month to purchase shares, including fractional shares, on the applicable monthly Investment Date for credit to your Plan account. Any optional cash payments must be received by the Plan administrator not later than the business day prior to an applicable monthly Investment Date to be effective on such date.

In the event that any check, draft or electronic funds transfer you may tender or order as payment to the Plan administrator for optional cash purchases of our common stock is dishonored, refused or returned, you agree that the purchased shares when credited to your account may be sold, on the Plan administrator’s order without your consent or approval, to satisfy the amount owing on the purchase. The “amount owing” will include the purchase price paid, any purchase and sale transaction fees, any brokerage commissions and the Plan administrator’s returned check or failed electronic payment fee of $35. If the sale proceeds of purchased shares are insufficient to satisfy the amount owing, you authorize the Plan administrator to sell additional shares then credited to your account as necessary to cover the amount owing, without further consent or authorization from you. The Plan administrator may sell shares to cover an amount owing as a result of your order in any manner consistent with applicable securities laws. Any sale for that purpose in a national securities market would be commercially reasonable. You grant the Plan administrator a security interest in all shares credited to your account including securities subsequently acquired and held or tendered for deposit, for purposes of securing any amount owing as described in this paragraph.

Your payment for optional cash purchases may be commingled by the Plan administrator with dividends and with other participants’ payments for optional cash purchases for the purpose of buying shares of common stock. You cannot specify the prices or timing of purchases, nor can you make any other limitations on the purchase of shares other than those specified herein. You may stop the investment of any optional cash payment (and receive a refund of that amount) if the Plan administrator receives your request for a refund no later than two (2) business days prior to the applicable monthly Investment Date. You may submit your request to the Plan administrator through the internet, by telephone or in writing.

10.	Will interest be paid on funds tendered for optional cash purchases that are received prior to an Investment Date?

No. Under no circumstances will interest be paid on funds for optional cash purchases tendered at any time prior to the Investment Date. You are encouraged to time the transmittal of funds for optional cash purchases so that they are received by the Plan administrator as close as possible to, but no later than the business day before, an Investment Date. If you have any questions regarding the Investment Date, you should contact the Plan administrator at the address or phone number set forth in Question 6.

11.	Am I obligated to make cash purchases if I enroll in the Plan?

No. Cash purchases are entirely voluntary. You may supplement the reinvestment of your dividends with optional cash purchases as often as you like within the Plan parameters, or not at all. Or you may buy shares with optional cash purchases and choose not to reinvest any or all of your dividends.

12.	What limitations apply to optional cash purchases?

Optional cash purchases are subject to minimum and maximum purchase amounts. An existing shareholder must invest at least $50 in an optional cash purchase. New investors must invest at least $250 in an option cash purchase. Optional cash purchases of less than $50 for existing shareholders or $250 for the initial purchase of our common stock by a new shareholder will be returned to you, without interest. In addition, optional cash purchases are subject to a maximum investment amount of $10,000 per month. Any portion of an optional cash purchase which exceeds the $10,000 monthly purchase limit, unless such limit has been waived as described in Question 16, will be returned to you, without interest. We reserve the right to waive the maximum limit on optional cash purchases in our sole discretion, which may include the consideration of relevant factors including, but not limited to whether we are selling newly issued shares of our common stock and/or treasury shares or acquiring shares for the Plan through open market purchases or privately negotiated transactions. If you are an employee or affiliate (as defined in Question 36 of this prospectus) of Hennessy Advisors, Inc., see Questions 33 and 36 for additional limitations.

PURCHASES AND PRICING OF SHARES

13.	When will shares be purchased under the Plan?

The purchase of shares through the dividend reinvestment feature under the Plan will occur as of each date on which a cash dividend that has been declared by our Board of Directors is paid to shareholders, the Dividend Payment Date.

Optional cash purchases of $10,000 or less will be made on the Investment Date, or, in the case of shares of our common stock purchased on the open market, as soon thereafter as determined by the Plan administrator. For optional cash purchases of more than $10,000 pursuant to a request for waiver, the Investment Date is described in Question 19.

Shares purchased through the Plan, whether by dividend reinvestment or optional cash payment, will be transferred to your account under the Plan, and all dividend and voting rights with respect to such shares will commence, upon the settlement date for each purchase, which is ordinarily no later than three business days after the date of purchase.

14.	How will the price of shares purchased under the Plan be determined?

The price of the shares purchased for your Plan account from us will equal the fair market value of our common stock on the Dividend Payment Date for purchases made with dividends on our common stock, including dividends on the shares credited to your Plan account, and on the Investment Date for purchases made through an optional cash payment that you have delivered to the Plan administrator.

For purposes of the Plan, the fair market value of our common stock at any particular time will be determined as follows:

•	If our common stock is listed or admitted to trading on any stock exchange, which includes its current listing on the NASDAQ, then the fair market value will equal the closing price of our common stock on the Dividend Payment Date or the Investment Date, as applicable, on the principal exchange on which our common stock is then listed or admitted to trading.

•	If our common stock is not listed or admitted to trading on a stock exchange, the fair market value will equal the closing price of our common stock on the Investment Date in the over-the-counter market, as such price is reported in a publication of general circulation selected by us and regularly reporting the price of our common stock in such market; provided, however, that if the price of our common stock is not so reported, the fair market value will be determined in good faith by our Board of Directors, which may take into consideration some or all of the following factors, as and to the extent that the Board of Directors may in its sole discretion elect: an appraisal of the value of the shares undertaken by an independent third party; the price paid for our common stock in the most recent trade of shares known to us to have occurred on an arm’s-length basis between a willing buyer and willing seller; or any other method of valuation undertaken in good faith by or at the direction of the Board of Directors.

With respect to optional cash purchases in excess of $10,000 for any month pursuant to a waiver request, the purchase price will be determined as provided in Question 17.

If shares are purchased under the Plan through open market purchases, those shares will be acquired as soon as practicable beginning on the Dividend Payment Date or on the Investment Date at a price to you of the weighted average price paid by the Plan administrator for our common stock purchased by the Plan through such open market purchases. Purchases on the open market will begin on the Dividend Payment Date and will be completed no later than 30 days from such date for the reinvestment of dividends, except where completion at a later date is necessary or advisable under any applicable federal securities laws. For optional cash investments, purchases on the open market will begin on the Investment Date and will be completed no later than 35 days from such date, except where completion at a later date is necessary or advisable under any applicable federal securities laws. Such purchases may be made on any securities exchange where such shares are traded, in the over-the-counter market, or by negotiated transactions and may be subject to such terms with respect to price, delivery, etc. to which the Plan administrator may agree. Neither us, nor you shall have any authority or power to direct the time or price at which shares may be purchased, or the selection of the broker or dealer through or from whom purchases are to be made.

15.	How many shares will be purchased for participants?

The number of shares to be purchased for your account at any one time will depend on the amount of the total dividend payable to you at such time or the amount of your optional cash payment, as the case may be, and the price of our common stock at such time. Your account will be credited with the number of shares, including fractional shares, equal, in the case of dividend reinvestment, to the total dividend payable to you (or if you have chosen the “Partial Dividend Reinvestment” option, that portion of your dividend that is available for investment under the Plan), and, in the case of optional cash payments, to the total cash amount paid by you to the Plan administrator (subject to the required minimum and maximum investment amounts under the Plan), divided in either case by the purchase price of the shares as established in accordance with the response to Question 14 above.

In addition, the number of shares that the Company may issue under the Plan at any time is limited to the number of shares that the Company has registered with the SEC. At this time, the Company has registered 1,200,000 shares of our common stock with the SEC for issuance under the Plan.

OPTIONAL CASH PAYMENTS AND INITIAL INVESTMENTS IN EXCESS OF $10,000 – REQUEST FOR WAIVER

16.	How does a participant make optional cash payments and initial investments in excess of $10,000?

From time to time we may accept requests for waiver of the maximum optional cash payments and initial investments in excess of $10,000. You may call us at 1-800-241-5955 to inquiry whether we are accepting waiver requests, and to obtain a waiver request form. The waiver request form must be submitted to us in accordance with the instructions contained in the form. If we approve your request for waiver, we or the Plan administrator will notify you promptly, and we or the Plan administrator will also provide you with details regarding the terms of the waiver as so approved and instructions for funds transfer to the Plan administrator. Funds on all approved waiver requests must be received by the Plan administrator by the deadline specified in the waiver request form or the waiver approval will lapse. If we revoke our approval of the waiver request, all funds received in respect of such waiver request will be returned to you without interest.

17.	What is the purchase price of shares purchased pursuant to a request for waiver?

Shares purchased pursuant to an approved request for waiver will be purchased directly from us as described herein. If we grant the request to purchase shares pursuant to a request for waiver, there will be a “pricing period,” which will generally consist of 1 to 10 consecutive separate days as determined by us in our sole discretion during which our common stock is traded on the NASDAQ following our grant of the request for waiver which may be the purchase date or up to ten trading days prior to and including the purchase date. If we grant your request to purchase shares pursuant to a request for waiver, the dates of the pricing period will be set forth in the approved request for waiver. The purchase price for shares acquired pursuant to a request for waiver will be the volume weighted average price, rounded to four decimal places, of our common stock as quoted on the NASDAQ obtained from Bloomberg, LP for the trading hours from 9:30 a.m. to 4:00 p.m. (including the closing print), Eastern time for that purchase date, for the number of days in the pricing period. The Plan administrator will apply all optional cash purchases made pursuant to a request for waiver for which good funds are received on or before the first business day before the pricing period to the purchase of shares of our common stock on the purchase date(s). The purchase price may be subject to a “threshold price” and may be reduced by the “Waiver Discount,” each as more fully described below. We may alter, amend, supplement or waive, in our sole discretion, the time periods and/or other parameters relating to optional cash purchases in excess of $10,000 made by one or more participants in the Plan or new investors, at any time and from time to time, prior to the granting of any request for waiver.

18.	Is there a threshold price for shares purchased pursuant to a request for waiver?

For any pricing period, we may establish a minimum purchase price per share, referred to as the “threshold price,” applicable to optional cash payments and initial investments made pursuant to a waiver request period. At least one business day prior to the first day of the applicable pricing period, we will decide whether to establish a threshold price, and if so, its amount. We will make this determination at our discretion after a review of current market conditions, the level of participation in the Plan and current and projected capital needs.

If a threshold price is established for any pricing period, it will be fixed as a dollar amount that the closing price for each trading day of such pricing period (not adjusted for a waiver discount, if any) must equal or exceed. Except as provided below, we will exclude from the pricing period any trading day that the closing price is less than the threshold price. Thus, for example, for a 10-day pricing period, if the threshold price is not satisfied for 2 of the 10 trading days in the pricing period, then we will return 20% of the funds you submitted in connection with your request for waiver unless we have activated the pricing period extension feature for the pricing period (as described below).

At our discretion, and with the investor’s agreement, we may allow the investor to purchase shares at the threshold price on a non-conforming pricing date.

19.	Is there a pricing period extension feature for shares purchased pursuant to a waiver request period?

We may elect to activate for any particular pricing period the pricing period extension feature. This feature allows the initial pricing period to be extended by the number of days that the threshold price is not satisfied, subject to a maximum of five trading days. If we elect to activate the pricing period extension feature and the threshold price is satisfied for any additional day that has been added to the initial pricing period, that day will be included as one of the trading days for the pricing period in lieu of the day on which the threshold price was not met or trades of our common stock were not quoted on the NASDAQ. For example, if the determined pricing period is 10 days, and the threshold price is not satisfied for 3 out of those 10 days in the initial pricing period, and we had previously announced at the time of the request for waiver acceptance that the pricing period extension feature was activated, then the pricing period will automatically be extended, and if the threshold price is satisfied on the next three trading days (or a subset thereof), then those three days (or a subset thereof) will become waiver investment dates in lieu of the three days on which the threshold price was not met. As a result, because there were 10 trading days during the initial and extended pricing period on which the threshold price was satisfied, all of the funds you submitted in connection with your request for waiver will be invested.

20.	What is the waiver discount pursuant to a waiver request period?

For each pricing period, we may establish a waiver discount from the market price applicable to optional cash payments and initial investments made pursuant to a waiver request period. This waiver discount, if any, will range from 0% to 5% of the purchase price and may vary for each pricing period. The waiver discount, if any, will be established at our sole discretion after a review of current market conditions, the level of participation in the Plan, the attractiveness of obtaining additional funds through the sale of our common stock as compared to other sources of funds and current and projected capital needs. You may obtain information regarding the maximum waiver discount, if any, by calling us at 1-800-241-5955. Setting a waiver discount for a particular pricing period will not affect the setting of a waiver discount for any subsequent pricing period. The waiver discount, if any, will apply only to optional cash payments and initial investments in excess of $10,000.

The waiver discount will apply to the entire optional cash payment or initial investment made pursuant to a waiver and not just the portion in excess of $10,000. The discount applicable to reinvested dividends, initial investments up to $10,000 and optional cash payments up to $10,000 per month will not apply to initial investments and optional cash payments made pursuant to a waiver request period.

21.	When will the Plan administrator return unsubscribed funds pursuant to a waiver request period?

The Plan administrator will return a portion of any funds you submitted in connection with your waiver request for each trading day of a pricing period or extended pricing period, if applicable, for which the threshold price is not met, which we refer to as “unsubscribed funds.” Any unsubscribed funds will be returned within five (5) business days after the last day of the pricing period, or if applicable, the extended pricing period, without interest. The amount returned will be based on the number of days during which the threshold price was not satisfied (as compared to the number of days in the pricing period or extended pricing period). For example, the returned amount in a 10-day pricing period will equal one-tenth (1/10) of the total amount of such optional cash payment or initial investment (not just the amount in excess of $10,000) for each trading day that the threshold price is not satisfied.

The establishment of the threshold price and the possible return of a portion of an optional cash payment or initial investment applies only to optional cash payments and initial investments made pursuant to a waiver request period. Setting a threshold price for a pricing period will not affect the setting of a threshold price for a subsequent pricing period. We may waive our right to set a threshold price for any pricing period. Neither we nor the Plan administrator is required to provide you with any written notice as to the threshold price for any pricing period. You may call us at 1-800-241-5955 to find out if a threshold price has been fixed or waived for any given pricing period.

22.	What if I have more than one account?

For the purpose of the limitations on optional cash purchases, we may aggregate all optional cash purchases for participants with more than one account using the same Social Security or Taxpayer Identification Number. Participants unable to supply a Social Security or Taxpayer Identification Number may be limited to only one account. Also, for the purpose of such limitations, all accounts which we believe to be under common control or management or to have common ultimate beneficial ownership may be aggregated. Unless we have determined that optional cash purchases for each such account would be consistent with the purposes of the Plan, we will have the right to aggregate all such accounts and to return, without interest, within 30 days of receipt, any amounts in excess of the investment limitations applicable to a single account received in respect of all such accounts.

CERTIFICATES FOR SHARES

23.	Will certificates be issued for shares purchased?

The number of shares credited to your account under the Plan will be shown on your statement of account. Unless you otherwise request, shares credited to your Plan account will be held in book-entry (meaning “uncertificated”) form.

You may obtain a certificate for any number of shares, up to the number of all whole shares, credited to your account under the Plan at any time by accessing your account online at www.computershare.com/investor or by calling the Plan administrator at 1-800-393-5809 or in writing at the address set forth in response to Question 6 above or at such other website, telephone number or address as may be provided to you by us or the Plan administrator at any time in the future. Issuance of stock certificates may be subject to an additional fee.

Shares credited to your account under the Plan may not be pledged, so long as they are held in book-entry form. If you wish to pledge some or all of these shares, you must request that a certificate for the shares you wish to pledge be issued in your name.

Certificates for fractional shares will not be issued under any circumstances.

24.	In whose name will accounts be maintained and certificates registered when issued?

An account for each participant will be maintained by the Plan administrator in the participant’s name as shown on our records at the time the participant enters the Plan. When issued, certificates for whole shares will be registered in such account name.

SALE OF SHARES

25.	Can I sell shares credited to my Plan account?

Yes. You can sell some or all of the shares credited to your Plan account by contacting the Plan administrator. The market price of our shares of common stock may decline between the time you request to sell shares and the actual time of sale.

You have the following four choices when making a sale, depending on how you submit your sale request:

•	Market Order. A market order is a request to sell shares of our common stock promptly at the current market price. Market order sales are only available through the Investor Centre at www.computershare.com/investor or by calling the Plan administrator directly at 1-800-393-5809. Market order sale requests will be placed promptly upon receipt during market hours (normally 9:30 a.m. to 4:00 p.m. Eastern Time). Market order sale requests received by the Plan administrator during market hours are final and cannot be stopped or cancelled. Market order sale requests received outside of market hours will be submitted to the Plan administrator’s broker on the next day the market is open. The Plan administrator will use commercially reasonable efforts to honor requests by participants to cancel market orders placed outside of market hours. Depending on the number of shares being sold and current trading volume in the shares, a market order may only be partially filled or not filled at all on the trading day in which it is placed, in which case the order, or remainder of the order, as applicable, will be cancelled at the end of such day. To determine if your shares were sold, you should check your account online at www.computershare.com/investor or call the Plan administrator directly at 1-800-393-5809. If your market order sale was not filled and you still want the shares to be sold, you will need to re-enter the sale request. Sales proceeds will equal the market price of the sale obtained by the Plan administrator’s broker, less a service fee of $25.00 and a processing fee of $0.12 per share sold.

•	Batch Order. A batch order is an accumulation of all sales requests for shares of our common stock submitted together as a collective request. Batch orders are submitted on each market day, assuming there are sale requests to be processed. Sale instructions for batch orders received by the Plan administrator will be processed no later than five (5) business days after the date on which the order is received (except where deferral is required under applicable federal or state laws or regulations), assuming the applicable market is open for trading and sufficient market liquidity exists. All sale requests received in writing will be submitted as batch order sales, unless such requests specify otherwise. Batch order sales may only be requested in writing. In every case of a batch order sale, the price to each selling participant shall be the weighted average sale price obtained by the Plan administrator’s broker for each aggregate order placed by the Plan administrator and executed by the broker, less a service charge of $15.00 and a processing fee of $0.12 per share sold.

•	Day Limit Order. A day limit order is an order to sell shares of our common stock when and if they reach a specific trading price on a specific day. The order is automatically cancelled if the price is not met by the end of that day (or, for orders placed after-market hours, the next day the market is open). Depending on the number of shares of our common stock being sold and the current trading volume in the shares, such an order may only be partially filled, in which case the remainder of the order will be cancelled. The order may be cancelled by the applicable stock exchange, by the Plan administrator at its sole discretion or, if the Plan administrator’s broker has not filled the order, at your request made online at www.computershare.com/investor or by calling the Plan administrator directly at 1-800-393-5809. A service fee of $25.00 and a processing fee of $0.12 per share sold will be deducted from the sale proceeds.

•	Good-Til-Cancelled (‘‘GTC’’) Limit Order. A GTC limit order is an order to sell shares of our common stock when and if the shares reach a specific trading price at any time while the order remains open (generally up to 30 days). Depending on the number of shares being sold and current trading volume in the shares, sales may be executed in multiple transactions and over more than one day. If an order remains open for more than one day during which the market is open, a separate fee will be charged for each such day. The order (or any unexecuted portion thereof) is automatically cancelled if the trading price is not met by the end of the order period. The order may be cancelled by the applicable stock exchange, by the Plan administrator at its sole discretion or, if the Plan administrator’s broker has not filled the order, at your request made online at www.computershare.com/investor or by calling the Plan administrator directly at 1-800-393-5809. A service fee of $25.00 and a processing fee of $0.12 per share sold will be deducted from the sale proceeds.

All per share fees described in this Question 25 include any brokerage commissions the Plan administrator is required to pay. All sales requests processed over the telephone by a customer service representative entail an additional fee of $15.00. Fees are deducted from the proceeds derived from the sale. The Plan administrator may, under certain circumstances, require a transaction request to be submitted in writing. Please contact the Plan administrator to determine if there are any limitations applicable to your particular sale request.

Alternatively, you may choose to sell your shares through a broker-dealer of your choice, in which case you will have to request that the Plan administrator either (a) electronically transfer your shares to your broker, or (b) issue the shares in certificate form for delivery to your broker before settlement of the sale. Please note that only whole shares can be transferred or issued in certificate form.

If you opt to sell all of the shares held in your Plan account, your participation in the Plan will be automatically terminated.

The Plan administrator reserves the right to decline to process a sale if it determines, in its sole discretion, that supporting legal documentation is required. In addition, no one will have any authority or power to direct the time or price at which shares for the Plan are sold and no one, other than the Plan administrator, will select the broker(s) or dealer(s) through or from whom sales are to be made.

The price of our common stock may rise or fall during the period between a request for sale, the receipt of such request by the Plan administrator and the ultimate sale on the open market. Instructions sent to the Plan administrator to sell shares are binding and may not be rescinded. If you prefer to have complete control as to the exact timing and sales prices, you can transfer the shares to a broker.

If you are an employee or affiliate (as defined in Question 36 of this prospectus) of Hennessy Advisors, Inc., see Question 36 for certain limitations regarding your ability sell shares of our common stock credited to your account.

REPORTS TO PARTICIPANTS

26.	What reports will be sent to me if I participate in the Plan?

Unless you are participating in the Plan through your broker, bank or other nominee, you will receive from the Plan administrator a detailed statement of your account following each dividend reinvestment and account transaction. These detailed statements will show total cash dividends received, total optional cash payments received, total shares purchased (including fractional shares), price paid per share, and total shares credited to your account. You may also view your plan statements online through Investor Centre at www.computershare.com/investor. If you are participating in the Plan through your broker, bank or other nominee, you should contact such party regarding a statement of your interests in the Plan.

CHANGING METHOD OF PARTICIPATION AND WITHDRAWAL FROM PARTICIPATION

27.	How may a participant change his or her way of participating in the Plan?

You may change your method of participating in the Plan at any time by telephone or written notice to the Plan administrator or by accessing your account online at www.computershare.com/investor.

28.	When will a participant’s request to change his or her method of participation become effective?

Any changes in your method of participating in the Plan that involves adding, changing or removing your participation in the dividend reinvestment option will become effective as of the next upcoming dividend payment date if notice of such intention is received by the Plan administrator on or before the record date for such dividend payment.

Any change in your method of participating in the Plan that involves adding your participation in the optional cash payment feature will become effective as of the next applicable monthly Investment Date if notice of such intention is received by the Plan administrator on or before two business days before such date. Any change in your method of participating in the Plan that involves removing your participation in the optional cash payment feature will be effective immediately upon receipt by the Plan administrator; provided, however, that if you have any optional cash payments held by the Plan administrator at such time, then you may stop the investment of such optional cash payments and receive a refund of the applicable amount only if the Plan administrator receives your notice of intention no later than two business days prior to the next applicable monthly Investment Date.

29.	May a participant withdraw from the Plan?

Yes. The Plan is entirely voluntary and you may withdraw from the Plan at any time.

30.	How does a participant withdraw from the Plan?

In order to withdraw from the Plan, a participant must notify the Plan administrator, at any time by telephone, written notice to the Plan administrator, or by accessing the participant’s account online at www.computershare.com/investor.

You will receive a check for the value of any fractional shares that you held in the Plan, less any applicable transaction and per share fees, for selling those fractional shares. Any cash payment for a fractional share interest will be based on the current fair market value of our common stock. Following your withdrawal from the Plan, any future cash dividend paid on your shares, including any shares that you formerly held in the Plan will be paid by check to you in accordance with our normal dividend payment procedures and there will be no further reinvestment of any cash dividends paid on your shares.

If you choose to withdraw from the Plan and your participation includes the optional cash payment feature and the Plan administrator is then holding an optional cash payment amount, then your notice must be received by the Plan administrator on or before two business days before the next applicable monthly Investment Date to enable the Plan administrator to implement your withdrawal from the Plan and refund the optional cash payment amount to you. If your notice is not received on a timely basis, then your withdrawal from the Plan with respect to your optional cash payment that is then held by the Plan administrator will not become effective until after the applicable monthly Investment Date and the additional shares purchased on such date with such optional cash amount have been credited to your Plan account.

After any withdrawal from the Plan, you may elect to re-enroll in the Plan at any time.

31.	What happens if a participant dies or becomes legally incapacitated?

Upon receipt by the Plan administrator of notice of death or adjudicated incompetence of a participant, no further purchases of shares will be made for the Plan account of the participant. The shares and any cash held by the Plan in the participant’s account will be delivered to the appropriate person upon receipt of evidence satisfactory to the Plan administrator of the appointment of a legal representative and instruction from the representative regarding delivery.

FEES AND EXPENSES

32.	What fees may I incur by participating in the Plan?

There are no processing fees or service fees on newly issued shares or treasury shares purchased from us for your account. Processing fees include the applicable brokerage commissions that the Plan administrator is required to pay. In connection with any investment in which the Plan administrator purchases shares in the open market, a participant will be required to pay the processing fees per share purchased. All costs of administering the Plan will be paid by us.

You will be responsible for paying a $2.50 charge for each recurring ACH payment and a $5.00 charge for each non-recurring ACH and check payment, as described in Question 9.

You will be responsible for paying a service fee and processing fees each time Plan shares are sold on your behalf, as described in Question 25.

LIMITATIONS ON PARTICIPATION

33.	Are there limitations on participation in the Plan?

We reserve the right to limit participation in the Plan for any reason, even if a shareholder is otherwise eligible to participate. Some shareholders may be residents of jurisdictions in which we determine that we may not legally or economically offer our shares under the Plan, and accordingly residents of such jurisdictions may be precluded from participating in the Plan. We have no other present plans to limit participation in the Plan by any shareholder of record for reasons other than those that may be generally applicable to all shareholders, but we reserve such right in the event that we determine in our sole discretion that such limitation may be in the best interests of the Company.

OTHER PROVISIONS

34.	Will participants be credited with additional shares for dividends paid on shares held in their Plan account?

Yes, if you have selected the dividend reinvestment option under the Plan. We pay dividends, as declared, to the record holders of all issued and outstanding shares of common stock. If you have elected the “Full Dividend Reinvestment” option on your Enrollment Form, then all dividends on all of your shares (including any shares that you hold in stock certificate form outside of the Plan and any shares held in book-entry form credited to your Plan account) will be reinvested in additional shares of common stock under the Plan. If you have elected the “Partial Dividend Reinvestment” option on your Enrollment Form, then, to the extent that you request that cash dividends on your shares (including any shares that you hold in stock certificate form outside of the Plan and any shares held in book-entry form credited to your Plan account) be sent to you, the Plan administrator will send the dividends on these shares to you in the usual manner in which cash dividends are paid. In the latter case, with respect to the remaining shares for which dividends are to be reinvested under the Plan, the dividends on these shares will be reinvested for your Plan account in additional shares of common stock.

35.	How does a participant vote shares held under the Plan?

You will receive either a paper copy of a proxy statement, together with a proxy card, or a Notice of Internet Availability of Proxy Materials. If you receive a proxy card, it will allow you to vote your shares by telephone, via the Internet or by mail. If you receive only a Notice of Internet Availability of the Company’s Proxy Materials, it will include instructions on how to access proxy materials and vote your shares via the Internet. The Notice will also include instructions on how you may request delivery of a paper or email copy of our proxy materials if you wish to do so.

Fractional shares will be voted in accordance with the participant’s directions. If you do not vote your shares via the Internet, by telephone or by signing and returning a proxy card, the shares will not be voted.

36.	Are employees restricted in any way from purchasing and reselling shares acquired under the Plan?

Reselling. Some employees are so restricted. Employees who are “affiliates” of the Company, as that term is defined under SEC rules, may not publicly re-offer shares acquired under the Plan except pursuant to Rule 144 of the SEC or pursuant to an effective registration statement. An “affiliate” is a person who, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the Company. Directors and executive officers of the Company are ordinarily considered “affiliates” of the Company. The Company has no present intention of filing a registration statement which would permit the Company’s affiliates to publicly re-offer shares acquired under the Plan other than in reliance on Rule 144.

Provided that employees who are not affiliates of the Company comply with all relevant federal and state securities laws and regulations, and the Company’s statement of insider trading policy, they are free to sell at any time, as are all other participants, their shares acquired under the Plan.

Purchasing. Employees and affiliates must comply with all relevant federal and state securities laws and regulations and the Company’s statement of insider trading policy when purchasing shares of our common stock pursuant to the optional cash purchase feature of the Plan. In other words, if an employee or affiliate is in possession of material nonpublic information about the Company, the employee or affiliate may not purchase shares of our common stock pursuant to the optional cash purchase feature of the Plan.

Any purchases of shares through dividend reinvestment under the Plan (but not through optional cash payment) by directors and executive officers of the Company who participate in the Plan are exempt from the reporting obligations and short-swing profit recovery provisions of Section 16 of the Securities Exchange Act of 1934.

37.	What happens if a participant sells or transfers all of the shares registered in his or her name other than shares credited to the participant’s account under the Plan?

If you dispose of all shares registered in your name other than shares credited to your account under the Plan, then you will remain enrolled in the Plan, including participation in the dividend reinvestment and/or optional cash payment features, depending upon the terms of your enrollment. Under such circumstances, the Plan administrator will, unless you instruct otherwise, continue to either reinvest or pay in cash (as you have specified on your Enrollment Form) any future dividends on the shares that remain credited to your Plan account. Notwithstanding your continuing enrollment in the Plan, however, if you have only a fractional share of stock credited to your Plan account at any time, then we reserve the right to liquidate your fractional share interest, in which case you will receive a cash adjustment representing such fractional share interest and, if such liquidation occurs on or after a dividend record date, an additional cash payment for the accrued dividend.

38.	What happens if the Company declares a stock split, stock dividend or makes a rights offering?

Once you are enrolled in the Plan, any stock dividends or split shares distributed by the Company will be credited to your Plan account, regardless of whether the pre-split shares or shares on which the stock dividend are paid are held in book-entry form in your Plan account or held in certificate form directly by you.

In the event of a rights offering (meaning an offering by the Company to all shareholders of rights to purchase additional shares of common stock based, with respect to each shareholder, on the number of shares held by the shareholder at the time of the offering), you will receive rights based upon the total number of whole shares held by you, including all whole shares held directly by you in stock certificate form and all whole shares held in your Plan account in book-entry form.

39.	What are the responsibilities of the Company and the Plan administrator under the Plan?

The Company and the Plan administrator will not be liable for any act done in good faith or for any omission to act in good faith, including, without limitation, any claim of liability arising out of failure to terminate a participant’s account upon a participant’s death prior to receipt of notice in writing of such death from a qualified representative of the deceased, the prices at which shares are purchased or sold for participants’ accounts, the times when such purchases or sales are made or any fluctuations in the market value of our common stock.

You should recognize that neither the Company nor the Plan administrator can assure you of a profit or protect you against a loss on any shares purchased for your account under the Plan. An investment in shares of common stock under the Plan is, as is any equity investment, subject to investment risk and possible loss of some or all of the principal amount invested.

40.	Who interprets and regulates the Plan?

The Company reserves the right to interpret and regulate the Plan as may be necessary or desirable in connection with the operation of the Plan. The Plan is governed by the laws of California.

41.	May the Plan be changed or terminated?

Yes. While we presently intend to continue the Plan indefinitely, we reserve the right to suspend, modify or terminate the Plan at any time. Notice of such suspension, modification or termination will be sent to all participants. No such event will affect any shares then credited to your Plan account. We also reserve the right to terminate your participation in the Plan at any time for any reason.

Upon any termination of the Plan by the Company or upon the termination by a participant of his or her participation in the Plan, any uninvested cash dividends or optional cash payments then held by the Plan administrator will be remitted in cash. Moreover, upon any such termination of the Plan by the Company or any such termination of a participant’s participation in the Plan, if the participant has not elected to continue to hold the Plan shares in book-entry form (as described further in response to Question 23 above), whole shares of common stock credited to the participant’s account will be moved to a book-entry account in the direct registration system unless a certificate is requested and a cash payment will be made for any fractional share interest credited to the participant’s account.

42.	Does the Plan offer safekeeping?

All shares of common stock purchased through the Plan will be held by the Plan administrator in book-entry form in your Plan account. If you hold stock certificates for shares of our common stock outside of the Plan, you may deposit those certificates for safekeeping with the Plan administrator, and those shares will be reflected in your Plan account. If you wish to take advantage of this custodial arrangement, you must send the certificates, together with a letter of instruction, to the Plan administrator by certified or registered mail at the address set forth in response to Question 6 above or at such other address as may be provided to you by the Company or the Plan administrator at any time in the future.

43.	May the Transfer Agent and Registrar change?

Computershare, our Plan administrator, presently acts as transfer agent and registrar for our shares of common stock. We reserve the right to terminate the agent and appoint a new agent or administer the Plan ourselves. All participants will receive notice of any such change.

state regulation

The terms and conditions of the Plan are governed by the laws of the State of California. Section 1203 of the California General Corporation Law includes provisions that may have the effect of deterring hostile takeovers or delaying or preventing changes in control or management of our company, such as certain tender offers, merger proposals and asset purchases. First, if an “interested party” makes an offer to purchase the shares of some or all of our shareholders, the “interested party” must obtain an affirmative opinion in writing as to the fairness of the consideration to our shareholders prior to completing the transaction. California law considers a person to be an “interested party” if the person directly or indirectly controls our company, if the person is directly or indirectly controlled by one of our officers or directors, or if the person is an entity in which one of our executive officers or directors holds a material financial interest. If after receiving an offer from such an “interested party” we receive a subsequent offer from any other person making an offer or proposal at least ten days before the vote on the prior “interested party” proposal, then we must notify our shareholders of this offer by providing any written materials furnished by the subsequent offeror and afford each of them the opportunity to withdraw their consent to the “interested party” offer.

Section 1203 and other provisions of California law could make it more difficult for a third party to acquire a majority of our outstanding voting stock, by discouraging a hostile bid, or delaying, preventing or deterring a merger, acquisition or tender offer in which our shareholders could receive a premium for their shares, or effect a proxy contest for control of our company or other changes in our management.

FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain U.S. federal income tax consequences of participation in the Plan to U.S. Holders (as defined below). This summary is based on the Internal Revenue Code of 1986, as amended, or the Code, final, temporary, and proposed Treasury regulations, administrative pronouncements of the Internal Revenue Service, or IRS, and judicial decisions, all as in effect on the date of this prospectus and all subject to change or differing interpretations, possibly with retroactive effect. This summary is limited to participants that will hold shares of our common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, held for investment). This summary does not address all of the tax consequences that may be relevant to you in light of your particular circumstances or to participants that are subject to special rules (including, without limitation, financial institutions, insurance companies, regulated investment companies, real estate investment trusts, tax-exempt organizations, entities or arrangements treated as partnerships for U.S. federal income tax purposes, broker dealers, foreign corporations, other foreign entities, and persons who are not U.S. Holders).

YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of shares of our common stock that is for U.S. federal income tax purposes: (1) an individual citizen or resident of the United States; (2) a corporation or other entity taxable as a corporation for U.S. federal income tax purposes that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust if it (i) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

Reinvested Dividends

In general, participants reinvesting dividends under the Plan have the same federal income tax consequences with respect to their dividends as do shareowners who are not reinvesting dividends under the Plan. On the dividend payment date, participants will receive a taxable dividend equal to the cash dividend reinvested, to the extent we have earnings and profits. This treatment applies with respect to both the shares of common stock held of record by the participant and the participant’s plan account shares even though the dividend amount is not actually received in cash but is instead applied to the purchase of shares of common stock for the participant’s plan account. To the extent we provide the shares at a discount, you will be treated, for federal income tax purposes, as having received a distribution equal to the excess, if any, of the fair market value of the shares of common stock on the purchase date over the amount of your reinvested cash dividend. We will report to you for tax purposes the dividends to be credited to your account. Such information will also be furnished to the IRS to the extent required by law.

Shares or any fractions of shares of common stock purchased on the open market or in a privately negotiated transaction with reinvested dividends will have a tax basis equal to the total amount of distributions you are treated as having received (as described above) and also the amount of any administrative processing fees (including brokerage fees) paid by us and charged to your account. The holding period for the shares or fractions of shares will begin on the day following the purchase date.

Optional Cash Investments

In general, participants making optional cash investments under the Plan have the same federal income tax consequences as individuals who are purchasing shares outside of the Plan.

The federal income tax consequences for participants in the optional cash investment plan who receive our shares at a discount is uncertain. The IRS has indicated in several private letter rulings that a participant in both the dividend reinvestment and optional cash purchase portions of a plan similar to our Plan who makes an optional cash purchase under the plan will be treated as having received a distribution equal to the excess, if any, of the fair market value on the investment date of the common shares over the amount of the optional cash payment made by the participant. In several other private letter rulings the IRS has ruled that a participant in the optional cash purchase portion of a plan who made an optional cash purchase of shares under the plan at a discount, but who did not elect to have dividends reinvested, was not treated as having received a distribution. However, private letter rulings are not precedent and may not be relied upon by persons other than the taxpayers to whom they are issued. Participants who make initial or optional cash investments to purchase our common stock should consult with their own tax advisors regarding consequences of the investment.

Shares or any fractions of shares purchased with initial or optional cash investments will have a tax basis equal to the amount of the payment for the shares increased by the amount of any administrative processing fees (including brokerage fees) paid by us and charged to your account (regardless if the shares or any fractions of shares were purchased on the open market or in a privately negotiated transaction). The holding period for the shares or fractions of shares will begin on the day following the purchase date.

For participants who purchase shares under our optional cash investment plan and receive our shares at a discount, we intend to treat the excess, if any, of the fair market value of the shares on the investment date over the amount of the cash payment made by the participant as a distribution (without regard for participation in the dividend reinvestment portion of our Plan). To the extent paid out of our current and accumulated earnings and profits, we will report these distributions as dividends to you for tax purposes and also to the IRS to the extent required by law. The holding period for the shares or fractions of shares purchased pursuant to a request for waiver will begin on the day following the purchase date.

You should not be treated as receiving an additional taxable dividend based upon your pro rata share of the costs of administering the Plan, which are paid by us. However, there are no assurances that the IRS agrees with this position. We have no present plans to seek formal advice from the IRS on this issue.

Tax Basis Reporting

The tax basis of shares of common stock acquired under the Plan will be reported by our transfer agent in accordance with newly effective Treasury regulations. Because certain aspects of the Plan do not fall within the narrow definition of “dividend reinvestment plan” under such regulations, we expect that participants in the Plan will not be able to elect to cause our transfer agent to use cost basis averaging for shares in the Plan acquired after January 1, 2011. We expect that our transfer agent’s default method of determining cost basis, which is FIFO—First In, First Out, will apply. Participants may designate their preference for specific identification cost basis at the time of sale.

Withdrawal of Shares

You generally will not realize any taxable income or any gain or loss for U.S. federal income tax purposes when whole shares are withdrawn from your Plan account, either upon request for withdrawal by you, upon termination of your participation in the Plan or upon termination of the Plan by us.

Sale of Shares

You will generally recognize gain or loss when shares of common stock acquired under the Plan (including fractions of a share) are sold by the Plan administrator or by you after withdrawal of the shares from the Plan. The amount of such gain or loss will be equal to the difference between the amount you receive for the shares, reduced by the expenses of sale (including brokerage commissions and service fees charged for the sale of shares), and your tax basis in the shares sold. In general, any gain or loss will be a capital gain or loss and will be a long-term capital gain or loss if you have held the shares for more than one year. You also will recognize a gain or loss when you receive cash payments for fractional shares credited to your account upon your withdrawal from the Plan or upon the Plan’s termination. The amount of such a gain or loss will be equal to the difference between the amount which you receive for your fractional shares and your tax basis in such fractional shares. Whether the capital gain is long-term or short-term will depend on your holding period of the fractional share. Long-term capital gains of individuals and certain other non-corporate taxpayers are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to certain limitations. You should consult your tax advisor as to the consequences of a sale of shares in view of your particular circumstances.

Withholding

If you are subject to withholding taxes, we will withhold the required taxes from the gross dividends and from the proceeds from the sale of shares. In any case in which U.S. federal income taxes are required to be withheld, the Plan administrator will reinvest an amount equal to the dividend less the amount of tax withheld. The dividends and proceeds received by you, or dividends reinvested on your behalf, will be net of the required taxes. For IRS reporting purposes, the amount of any tax withheld will be included in the holder’s dividend income.

Medicare Tax

Certain U.S. Holders that are individuals, estates or trusts will be required to pay an additional 3.8% Medicare tax on, among other things, certain dividends on and capital gains from the sale or other disposition of stock. Participants that are individuals, estates or trusts should consult with their own tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of an investment in shares of our common stock acquired through the Plan.

FATCA

Under the Foreign Account Tax Compliance Act provisions of the Hiring Incentives to Restore Employment Act and the Treasury Regulations thereunder (as modified by IRS Notice 2013-43), commonly referred to as “FATCA,” withholding may be required with respect to dividends in respect of common stock paid on or after July 1, 2014, and gross proceeds from the sale of common stock paid on or after January 1, 2017, for participants that hold the shares of common stock through a foreign financial institution or a non-financial foreign entity. Subject to certain exceptions, a 30% withholding tax will be imposed on such payments made to (i) foreign financial institutions unless they agree to collect and disclose to the IRS information regarding their direct and indirect U.S. account holders, and (ii) certain non-financial foreign entities unless they certify certain information regarding their direct and indirect U.S. owners. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. If withholding is required under these rules, the appropriate amount of tax will be deducted from dividends and from the proceeds of the sale of shares, and only the remaining amount will be reinvested or paid. Prospective participants should consult with their own tax advisors regarding FATCA and the application of these requirements to an investment in shares of our common stock acquired through the Plan.

The above summary is not a comprehensive discussion of all of the tax considerations that may be relevant to a participant in the Plan. Therefore, you are urged to consult your tax advisors regarding the consequences of participation in the Plan.

PLAN OF DISTRIBUTION

Persons who acquire shares of our common stock through the Plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Securities Exchange Act of 1934 and may be considered to be underwriters within the meaning of the Securities Act of 1933. We will not extend to any such person any rights or privileges other than those to which it would be entitled as a participant, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of the shares of our common stock so purchased.

Subject to the availability of shares of our common stock registered for issuance under the plan, there is no maximum number of shares that can be issued pursuant to the reinvestment of dividends or cash investments. From time to time, financial intermediaries, including brokers and dealers, and other persons may engage in positioning transactions in order to benefit from any discounts applicable to investments made under the Plan. Those transactions may cause fluctuations in the trading volume of our common stock. Financial intermediaries and such other persons who engage in positioning transactions may be deemed to be underwriters. We have no arrangements or understandings, formal or informal, with any person relating to the sale of shares of our common stock to be received under the Plan. We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible persons in order to eliminate practices which are inconsistent with the purpose of the Plan.

Our common stock offered pursuant to the Plan will be purchased, at our option, directly from us or in the open market. There are no processing fees or service fees on newly issued shares or treasury shares purchased from us for your account. Processing fees include the applicable brokerage commissions that the Plan administrator is required to pay. In connection with any investment in which the Plan administrator purchases shares in the open market, a participant will be required to pay the processing fees per share purchased. Upon withdrawal by a participant from the Plan by the sale of shares of our common stock held under the Plan, the participant will receive the proceeds of that sale less the applicable brokerage commission (currently $0.10 per share), a service charge of $15.00 (subject to change at any time) and any required tax withholdings or transfer taxes.

Our common stock may not be available under the plan in all states. We are not making an offer to sell our common stock in any state where the offer or sale is not permitted.

You will pay brokerage commissions and related service charges for shares of our common stock purchased using initial or optional cash investments. There will be a $0.10 brokerage commission for each share purchased and a $2.50 related service charge for shares of our common stock purchased with additional cash investments.

IMPORTANT CONSIDERATIONS

We created the Plan to provide a useful service for our shareholders. We are not recommending that you buy or sell our common stock. You should use the Plan only after you have independently researched your investment decision.

The value of our common stock may go up or down from time to time. Neither the Securities Investor Protection Corporation, the Federal Deposit Insurance Corporation, nor anyone else insures Plan accounts.

The Plan does not have any effect on our dividend policy, which is subject to the discretion of our board of directors. We make no representation as to the declaration of future dividends or the rate at which dividends may be paid, since they necessarily depend upon our future earnings, financial requirements, and other factors.

USE OF PROCEEDS

We will receive proceeds from the purchase of our common stock under the plan only to the extent that those purchases are of newly issued shares of our common stock made directly from us, and not from open market purchases. Any proceeds that we receive from purchases of newly issued shares will be used to repay debt or for working capital and general corporate purposes, including the repurchase of shares of our common stock, and to fund all or a portion of the costs of any purchases of assets related to the management of mutual funds that we may determine to pursue in the future. Working capital and general corporate purposes may include expanding our business development activities and distribution channels. We cannot estimate the amount of any such proceeds at this time.

AVAILABLE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934 and file reports and other information with the Securities and Exchange Commission. Information, as of particular dates, concerning our directors and officers, their remuneration, their security holdings, the principal holders of our securities and any material interest of such persons in transactions with us, is disclosed in proxy statements distributed to our shareholders and filed with the Securities and Exchange Commission. You can inspect and copy such reports, proxy statements, and other information at the Public Reference Room of the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549, and you can obtain copies of such material from the Public Reference Room of the Securities and Exchange Commission at Washington, D.C. 20549 at prescribed rates or on the Internet at http://www.sec.gov. You can call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

We have filed with the Securities and Exchange Commission a registration statement on Form S-3 (which together with all amendments and exhibits we refer to as the “Registration Statement”) under the Securities Act of 1933, as amended. This prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which we omit in accordance with the rules and regulations of the Securities and Exchange Commission. For further information, see the Registration Statement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are incorporating by reference into this prospectus information that we have previously filed with the SEC. This means that we can disclose important information to you by referring you to the documents containing that information and that such information will be regarded as an important part of this prospectus.

We incorporate by reference the information contained in the documents listed below (other than information that is deemed not to be filed):

•	Annual Report on Form 10-K for the fiscal year ended September 30, 2014 (filed December 2, 2014);

•	Quarterly Report on Form 10-Q for the quarter ended December 31, 2014 (filed January 29, 2015);

•	Current Report on Form 8-K dated January 29, 2015 (filed February 2, 2015);

•	The description of our common stock, no par value per share, included in our Registration Statement on Form S-1 (Registration No. 333-126896) under the Securities Act of 1933, as amended, under the heading “Description of Capital Stock—Common Stock” (Registration No. 333-126896) under the Securities Act of 1933, as amended (filed July 26, 2005); and

•	Definitive Proxy Statement on Schedule 14A (filed December 11, 2014).

Notwithstanding the foregoing, documents or portions thereof containing information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, are not incorporated by reference in this prospectus.

All documents which we file pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of this offering we incorporate by reference in this prospectus as of the date of filing such documents. Any statement contained in a document incorporated directly or incorporated by reference shall be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document, which also is incorporated directly or is incorporated by reference, modifies or supersedes such statement. Any such statement that is modified or superseded shall be considered a part of this prospectus only in its modified or suspended form.

You may request a copy of any of these filings, at no cost, by writing or calling us at the following phone number or postal address:

Jennifer Cheskiewicz

General Counsel

Hennessy Advisors, Inc.

7250 Redwood Boulevard, Suite 200

Novato, CA 94945

(800) 966-4354

Our Annual Report on Form 10-K and other reports and documents incorporated by reference herein may also be found in the “Investor Information” section of our website at http://www.hennessyadvisors.com. Our website and the information contained in it or connected to it shall not be deemed to be incorporated into this prospectus or any registration statement of which it forms a part.

LEGAL OPINION

Our counsel, Foley & Lardner LLP, 777 East Wisconsin Avenue, Milwaukee, WI 53202 has rendered an opinion as to the validity of the shares of our common stock which we are offering pursuant to this prospectus.

EXPERTS

Marcum LLP, independent registered public accounting firm, has audited our financial statements as of and for the years ended September 30, 2014 and 2013 included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2014, which are incorporated by reference into this prospectus. Our financial statements are incorporated by reference in reliance on Marcum LLP’s report, given on the authority of such firm as experts in auditing and accounting.

Hennessy Advisors, Inc.

Dividend Reinvestment and Stock Purchase Plan

Please address all inquiries to

Computershare Trust Company, N.A.

P.O. Box 30170,

College Station, TX 77842-30170

You may also call the Plan administrator at 1-800-393-5809

In addition, you may visit the Investor Centre on the Plan administrator’s website at www.computershare.com/investor.

TRANSFER AGENT AND REGISTRAR

Computershare Trust Company, N.A.

P.O. Box 30170,

College Station, TX 77842-30170

Telephone:

800-393-5809

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table itemizes the expenses incurred by us in connection with the offering of the shares of common stock being registered. All the amounts shown are estimates except the Securities and Exchange Commission registration fee.

Item	Amount
Registration Fee Under the Securities Act of 1933	$2,824
Printing and Engraving Fees	$20,000
Professional Fees and Expenses	$20,000
Accounting Fees and Expenses	$10,000
Miscellaneous Expenses	$7,000
Total	$59,824

Item 15.	Indemnification of Directors and Officers.

Hennessy has authority under Section 317 of the California Corporations Code to indemnify corporate “agents,” including directors, officers, and employees of the corporation, against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with defending non-derivative actions if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe their conduct was unlawful. Hennessy is also authorized under Section 317 to indemnify corporate agents against expenses actually and reasonably incurred by such person in connection with defending or settling derivative actions if such person acted in good faith and in a manner such person believed to be in the best interests of the corporation and its shareholders. Indemnification is obligatory to the extent that an agent of a corporation has been successful on the merits in defense of any such proceeding, but otherwise may be made only upon a determination in each instance either by a majority vote of a quorum of the board of directors, other than directors involved in such proceeding, by independent legal counsel in a written opinion if such a quorum of directors is not obtainable, by the shareholders by an affirmative vote of a majority of the shares in which a quorum is present other than shareholders to be indemnified, or by the court, that indemnification is proper because the agent has met the applicable statutory standards of conduct.

Additionally, under Section 317, Hennessy may also advance expenses incurred in defending proceedings against corporate agents, upon receipt of an undertaking that the agent will reimburse the corporation if it is ultimately determined that the agent is not entitled to be indemnified.

In accordance with Section 317, Hennessy’s Amended and Restated Articles of Incorporation eliminate the liability of its directors for monetary damages to the fullest extent permissible under California law. Additionally, Hennessy’s Amended and Restated Bylaws provide that Hennessy has the right to purchase and maintain insurance on behalf of any agent of the corporation, whether or not Hennessy would have the power to indemnify such person against the liability insured against. Hennessy carries liability insurance for its directors and officers.

Item 16.	Exhibits.

The exhibits listed in the accompanying Exhibit Index are filed as part of this Registration Statement.

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Item 17.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)          To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)          That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)          That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)          Each prospectus filed by a Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)          Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

II-2

(5)          That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)          Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)         Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)         The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)        Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b)         The undersigned Registrant hereby undertakes, that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

II-3

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Novato, State of California, on this 6th day of February, 2015.

HENNESSY ADVISORS, INC.

By:	/s/ Neil J. Hennessy
Neil J. Hennessy, President, Chief Executive Officer, and Chairman of the Board

[Other signatures follow on next page.]

S-1

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Neil J. Hennessy, Teresa M. Nilsen and Daniel B. Steadman, and each or either one of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement and to sign any registration statement (and any post-effective amendments thereto) effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that said attorney-in-fact, agent, each acting alone, or his or her substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

NAME	DATE

/s/ Neil J. Hennessy	February 6, 2015
Neil J. Hennessy, President, Chief Executive Officer, Chairman of the Board, and Director

/s/ Teresa M. Nilsen	February 6, 2015
Teresa M. Nilsen, Executive Vice President, Chief Financial Officer, Chief Operating Officer, Secretary, and Director

/s/ Daniel B. Steadman	February 6, 2015
Daniel B. Steadman, Executive Vice President, Chief Compliance Officer, and Director

/s/ Henry Hansel	February 6, 2015
Henry Hansel, Director

/s/ Brian A. Hennessy	February 6, 2015
Brian A. Hennessy, Director

/s/ Daniel G. Libarle	February 6, 2015
Daniel G. Libarle, Director

/s/ Rodger Offenbach	February 6, 2015
Rodger Offenbach, Director

/s/ Susan Pomilia	February 6, 2015
Susan Pomilia, Director

/s/ Thomas L. Seavey	February 6, 2015
Thomas L. Seavey, Director

S-2

EXHIBIT INDEX

Exhibit Number	Description

3.1	Amended and Restated Articles of Incorporation. [Incorporated by reference to Exhibit 3.1 to Hennessy Advisors, Inc.’s Form SB-2 registration statement (SEC File No. 333-66970) filed August 6, 2001 (Commission File No. 001-36423)].

3.2	Third Amended and Restated Bylaws.

5	Opinion of Foley & Lardner LLP.

23.1	Consent of Marcum LLP.

23.2	Consent of Foley & Lardner (included in Exhibit 5 hereto).

24	Powers of Attorney (included in the signature page in Part II of the registration statement).